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                                                                 Exhibit (g)(2)


                       AMENDMENT TO THE CUSTODIAN AGREEMENT

First Amendment dated as of December 29, 2000, to the CUSTODIAN AGREEMENT, dated November 1, 1995 (the "Agreement"), between Atlas Assets, Inc. (the "Company") and Investors Bank and Trust Company (the "Bank").

     WHEREAS, the Company and the Bank have entered into the Agreement;

     WHEREAS, Section 17 of the Agreement provides that the Agreement may be amended only in writing executed by both parties of the Agreement;

     WHEREAS, the Company and the Bank have mutually agreed to certain modifications to the Agreement;

     NOW, THEREFORE, the Company and the Bank hereby agree to amend the Agreement as follows:

1. MERGER, DISSOLUTION, ETC. OF FUND. The last sentence in Section 8 of the Agreement is hereby amended by adding the words "through no less than six (6) months from the date of the notice of such event," after the words "and the payment of the fees".

2. DUTIES OF THE BANK WITH RESPECT TO PROPERTY OF THE FUND HELD OUTSIDE OF THE UNITED STATES. Section 13.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

     (a)    APPOINTMENT OF FOREIGN CUSTODY MANAGER.

                    (i) If the Company has appointed the Bank Foreign Custody Manager (as that term is defined in Rule 17f-5 under the 1940 Act), the Bank's duties and obligations with respect to the Company's Portfolio Securities and other assets maintained outside the United States shall be, to the extent not set forth herein, as set forth in the Delegation Agreement between the Company and the Bank (the "Delegation Agreement").

                    (ii) If the Company has appointed any other person or entity Foreign Custody Manager, the Bank shall act only upon Proper Instructions from the Company with regard to any of the Company's Portfolio Securities or other assets held or to be held outside of the United States, and the Bank shall be without liability for any Claim (as that term is defined in Section 15 hereof) arising out of maintenance of the Company's Portfolio Securities or other assets outside of the United States. The Company also agrees that it shall enter into a written agreement with such Foreign Custody Manager that shall obligate such Foreign Custody Manager to provide to the Bank in a timely manner all information required by the Bank in order to complete its obligations hereunder. The Bank shall not be liable for any Claim arising out of the failure of such Foreign Custody Manager to provide such information to the Bank.

     (b) SEGREGATION OF SECURITIES. The Bank shall identify on its books as belonging to the Company the Foreign Portfolio Securities held by each foreign sub-custodian (each an "Eligible Foreign Custodian") selected by the Foreign Custody Manager, subject to receipt by the Bank of the necessary information from such Eligible Foreign Custodian if the Foreign Custody Manager is not the Bank.


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     (c)     ACCESS OF INDEPENDENT ACCOUNTANTS OF THE COMPANY. If the Bank is
the Company's Foreign Custody Manager, upon request of the Company, the Bank will use its best efforts to arrange for the independent accountants of the Company to be afforded access to the books and records of any foreign banking institution employed as an Eligible Foreign Custodian insofar as such books and records relate to the performance of such foreign banking institution with regard to the Company's Portfolio Securities and other assets.

     (d) REPORTS BY BANK. If the Bank is the Company's Foreign Custody Manager, the Bank will supply to the Company the reports required under the Delegation Agreement.

     (e) TRANSACTIONS IN FOREIGN CUSTODY ACCOUNT. Transactions with respect to the assets of the Company held by an Eligible Foreign Custodian shall be effected pursuant to Proper Instructions from the Company to the Bank and shall be effected in accordance with the applicable agreement between the Foreign custody Manager and such Eligible Foreign Custodian. If at any time any Foreign Portfolio Securities shall be registered in the name of the nominee of the Eligible Foreign Custodian, the Company agrees to hold any such nominee harmless from any liability by reason of the registration of such securities in the name of such nominee.

          Notwithstanding any provision of this Agreement to the contrary, settlement and payment for Foreign Portfolio Securities received for the account of the Company and delivery of Foreign Portfolio Securities maintained for the account of the Company may be effected in accordance with the customary established securities trading or securities processing practices and procedures in the jurisdiction or market in which the transaction occurs, including, without limitation, delivering securities to the purchaser thereof or to a dealer therefor (or an agent for such purchaser or dealer against a receipt) with the expectation of receiving later payment for such securities from such purchaser or dealer.

          In connection with any action to be taken with respect to the Foreign Portfolio Securities held hereunder, including, without limitation, the exercise of any voting rights, subscription rights, redemption rights, exchange rights, conversion rights or tender rights, or any other action in connection with any other right, interest or privilege with respect to such Securities (collectively, the "Rights"), the Bank shall promptly transmit to the Company such information in connection therewith as is made available to the Bank by the Eligible Foreign Custodian, and shall promptly forward to the applicable Eligible Foreign Custodian any instructions, forms of certifications with respect to such Rights, and any instructions relating to the actions to be taken in connection therewith, as the Bank shall receive from the Company pursuant to Proper Instructions. Notwithstanding the foregoing, the Bank shall have no further duty or obligation with respect to such Rights, including, without limitation, the determination of whether the Company is entitled to participate in such Rights under applicable U.S. and foreign laws, or the determination of whether any action proposed to be taken with respect to such Rights by the Company or by the applicable Eligible Foreign Custodian will comply with all applicable terms and conditions of any such Rights or any applicable laws or regulations, or market practices within the market in which such action is to be taken or omitted.

     (f) TAX LAW. The Bank shall have no responsibility or liability for any obligations now or hereafter imposed on the Company or the Bank as custodian of the Company by the tax laws of any jurisdiction, and it shall be the responsibility of the Company to notify the Bank of the obligations imposed on the Company or the Bank as the custodian of the Company by the tax law of any non-U.S. jurisdiction, including responsibility for witholding and other taxes, assessments or other governmental charges, certifications and governmental reporting. The sole


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responsibility of the Eligible Foreign Custodian with regard to such tax law shall be to use reasonable efforts to assist the Company with respect to any claim for exemption or refund udner the tax law of jurisdictions for which the Company has provided such information.

3. TERMINATION. Section 14.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

    14.1(a) The term of this Agreement shall be three years commencing upon the date hereof (the "Initial Term"), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one year terms (each a "Renewal Term") unless notice of non-renewal is delivered by the non-renewing party to the other party no later than ninety days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

     14.1(b) Either party hereto may terminate this Agreement prior to the expiration of the Intiial Term or any Renewal Term in the event the other party violates any material provision of this Agreement, provided that the non-violating party gives written notice of such violation to the violating party and the violating party does not cure such violation within 90 days of receipt of such notice.

     Section 14 of the Agreement is further amended by adding the following Sections 14.4 and 14.5 as follows:

     14.4 The Company sahll reimburse the Bank for any reasonable expenses incurred by the Bank in connection with the termination of this Agreement by the Company, except in the event of termination pursuant to paragraph 14.1(b) hereof.

     14.5 At any time after the termination of this Agreement, the Company may, upon written request, have reasonable access to the records of the Bank relating to its performance of its duties as custodian.

4. NOTICES. Sections 16(a) and 16(b) are hereby deleted and replaced with the following:

         (a)  In the case of notices sent to the Company to:
              Atlas Assets, Inc.
              794 Davis Street
              San Leandro, CA 94577
              Attention: Thomas E. Lhost

         (b)  In the case of notices sent to the Bank to:

              Investors Bank & Trust Company
              200 Clarendon Street, P.O. Box 9130
              Boston, Massachusetts 02117-9130
              Attention: Stephen C. Peacock, Director - Client Management With a copy to : John E. Henry, General Counsel

5. SCHEDULE A. Schedule A is deleted in its entirety and replaced with the attached Schedule A.


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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as an instrument under seal by its officer thereunto duly authorized as of the date first written above.



                                         ATLAS ASSETS, INC.



                                         By:  /s/ Larry Lacasse
                                            --------------------------------
                                         Name:    Larry Lacasse
                                              ------------------------------
                                         Title:   GRP SR VP
                                               -----------------------------



                                         INVESTORS BANK & TRUST COMPANY



                                         By:   /s/ Andrew M. Nesvet
                                            --------------------------------
                                         Name:     Andrew M. Nesvet
                                         Title:    Senior Director